EXHIBIT 99.1

American Financial Group, Inc. Announces Initial $105 Million Pretax Loss Estimate for Third Quarter Catastrophe Events

CINCINNATI – October 3, 2017 – American Financial Group, Inc. (NYSE: AFG) announced an initial estimate of its expected losses from third quarter catastrophe events, including Hurricanes Harvey, Irma and Maria, as well as the two earthquakes in Mexico in September. Based on information available at this time, AFG estimates that its pretax loss from these events, net of AFG's reinsurance coverage described below and inclusive of reinstatement premiums and other associated offsets, will be approximately $105 million. On an after-tax basis, this amount represents $0.95 per share.

AFG maintains comprehensive catastrophe reinsurance coverage, including a $15 million per occurrence net retention for our U.S.-based P&C operations and a separate $15 million per occurrence retention for Neon. Subsequent to Hurricane Irma, AFG's operating units purchased replacement reinsurance coverage for those layers of the catastrophe reinsurance program expected to be affected by Hurricanes Harvey and Irma. AFG's P&C operations further maintain supplemental fully collateralized reinsurance coverage up to 95% of $200 million for catastrophe losses in excess of $100 million of traditional catastrophe reinsurance through a catastrophe bond.

The Company will provide updated earnings guidance in conjunction with the release of its third quarter 2017 results later this month. The catastrophe losses incurred will not preclude consideration of the payment of a special dividend in the fourth quarter of 2017.

Carl H. Lindner III and S. Craig Lindner, AFG Co-Chief Executive Officers, issued this statement: "Our thoughts are with those who have been affected by the devastation caused by these catastrophic events, including our policyholders, our employees and their respective families. Our P&C Group claims teams are working with our agents and policyholders to identify and process covered claims quickly and efficiently to help our customers recover and restore their businesses and rebuild their communities."

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $55 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG's investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to AFG's operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom's expected withdrawal from the European Union, or "Brexit") relating to AFG's international operations; and other factors identified in AFG's filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner
Asst. Vice President - Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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